Exhibit 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 2-98306 and 33-13066) of Commonwealth Telephone Enterprises, Inc. of our report dated June 20, 2003 relating to the financial statements of Commonwealth Telephone Enterprises, Inc. The Common-Wealth Builder which appears in this Form 11-K.

/s/ PRICEWATERHOUSECOOPERS LLP

Philadelphia, Pennsylvania

June 26, 2003